EXHIBIT 23.1



          CONSENT OF INDEPENDENT ACCOUNTANTS

          We consent to the incorporation by reference in the registration statements of Gold Reserve Corporation on Form S-3 (File
          No. 33-62804) and Form S-8 (File No. 33-61113) of our report, which includes an explanatory paragraph concerning changes in accounting for long-lived assets in 1996, dated February 23, 1998, except for Note 9 as to which the date is March 3, 1998, on our audits of the consolidated financial statements of Gold Reserve Corporation and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.


                                    s/ Coopers & Lybrand L.L.P.


          Spokane, Washington
          March 18, 1998

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